Ex. 99.1

FOR IMMEDIATE DISTRIBUTION

CENTRAL EUROPEAN MEDIA ENTERPRISES TO REDUCE ITS INDEBTEDNESS WITH THE SUPPORT OF TIME WARNER AND RONALD LAUDER

Hamilton, Bermuda – April 30, 2012 - Central European Media Enterprises Ltd. ("CME") (Nasdaq/Prague Stock Exchange: CETV) announced today that it has entered into a series of agreements with its major shareholders, Time Warner Inc. (“TW”) and Ronald Lauder, to enable CME to fund tender offers to purchase up to an aggregate of $300 million of its 3.50% Senior Convertible Notes due 2013, Senior Floating Rate Notes due 2014 and 11.625% Senior Notes due 2016 (the “Debt Tender Offers”) that were just announced by CME.

Pursuant to the various agreements:

•
TW has agreed to provide CME with a loan facility of up to $300 million (the “TW Loans”), which can only be used by CME for the purpose of funding the purchase of the notes validly tendered and accepted for payment by CME in the Debt Tender Offers if successfully completed;

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Time Warner Media Holdings B.V. (“TWMH” and an affiliate of TW) and RSL Capital LLC (“RSL” and an affiliate of Mr. Lauder) have agreed to purchase an aggregate of approximately 11.5 million of CME’s Class A shares at a price per share of $7.51. TW will purchase Class A shares in order to increase its ownership in CME to 40% on a diluted basis and RSL will purchase 2 million Class A shares.  CME intends to repay the TW loans with the proceeds from the equity subscriptions;

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In the event any TW Loans remain outstanding for 180 days, CME has the option to sell to TW, and TW has the right to acquire from CME, additional Class A shares paid for with the outstanding TW Loans, that may increase TW’s ownership in CME up to 49.9%; and

•	TW and Mr. Lauder have agreed to convert all Class B shares into Class A shares in connection with the closing of the equity subscription transactions described above.

These commitments are intended to enable CME to pursue its strategy of reducing existing indebtedness on terms acceptable to CME, including through the Debt Tender Offers that were launched and separately announced today.  The TW Loans may be prepaid at any time, including with the proceeds from any equity offering by CME. Other possible deleveraging transactions may include private repurchases or privately negotiated exchanges for outstanding debt securities, if they can be completed on terms that are attractive to CME.

The issuance of shares to TW and RSL is subject to a vote of CME’s shareholders. Mr. Lauder has committed to voting the shares of CME he controls in favor of this transaction.

Adrian Sarbu, President and CEO of CME, commented: “As promised, we are taking significant steps to deleverage. Support from our major shareholders shows their confidence in the future of our company.”

J.P. Morgan advised the Special Committee of CME and BNP Paribas advised CME, each on certain matters relating to the transaction.  Citigroup Global Markets Inc. advised TW on the transaction.

CME will host a teleconference and a video webcast to discuss the transaction and its Q1 2012 earnings on May 2, 2012 at 9 a.m. New York time (2 p.m. London and 3 p.m. Prague time). The teleconference will refer to presentation slides that will be available on CME's website at www.cme.net prior to the call.

To access the teleconference, U.S. and international callers may dial +1 785 424 1055 ten minutes prior to the start time and reference passcode CETVQ112.

CME is a media and entertainment company operating leading businesses in six Central and Eastern European markets with an aggregate population of approximately 50 million people.  CME’s broadcast operations are located in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring.bg), Croatia (Nova TV, Doma and Nova World), the Czech Republic (TV Nova, Nova Cinema, Nova Sport and MTV Czech), Romania (PRO TV, PRO TV International, Acasa, Acasa Gold, PRO Cinema, Sport.ro, MTV Romania and PRO TV Chisinau Moldova), the Slovak Republic (TV Markíza and Doma), Slovenia (POP TV, Kanal A and the POP NON STOP subscription package). CME’s broadcast operations are supported by its content and distribution division, Media Pro Entertainment, as well as its New Media division, which operates Voyo, the pan-regional video-on-demand service. CME is traded on the NASDAQ and the Prague Stock Exchange under the ticker symbol “CETV”.

Forward Looking Statements

This press release contains forward-looking statements. For these statements and all other forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the successful completion of the financing transactions with Time Warner and the cash tenders for certain of our outstanding indebtedness and the performance of obligations by third parties with whom we have entered agreements.

For additional information, please contact:

Romana Wyllie
Vice President Corporate Communications
Central European Media Enterprises
+420242465525
romana.wyllie@cme.net